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                                                                       Exhibit 5
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                               September 24, 1999

Board of Directors
AnswerThink Consulting Group, Inc.
1001 Brickell Bay Drive, Suite 3000
Miami, Florida 33131

Ladies and Gentlemen:

         I am Corporate Counsel to AnswerThink Consulting Group, Inc. (the "Corporation"), a Florida corporation. This opinion letter has been prepared in connection with the Corporation's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed offering of shares of common stock, par value $.001 per share, which shares (the "Shares") were issued by the Corporation in accordance with the terms of (i) the Purchase Agreement, dated as of April 23, 1997, by and among the Corporation, Golder, Thoma, Cressey, Rauner Fund V, L.P. ("GTCR"), MC Capital Partners II, LP ("MCP"), Gator Associates, Ltd. and Tara Ventures, Ltd. (the "Purchase Agreement"), (ii) the Stock Purchase Agreement, dated as of February 24, 1998, by and among the Corporation, GTCR, GTCR Associates V, MCP and certain investors in Gator Associates, Ltd. and Tara Ventures, Ltd. (the "Stock Purchase Agreement"), and (iii) the Merger Agreement, dated as of February 26, 1999, by and among the Corporation, ACG-triSpan Sub, Inc., triSpan Inc. and the shareholders of triSpan Inc. (the "triSpan Agreement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, I have examined copies of the following documents:

         1.   An executed copy of the Registration Statement;

         2.   An executed copy of the Purchase Agreement;

         3.   An executed copy of the Stock Purchase Agreement;

         4.   An executed copy of the triSpan Agreement;

         5. The Restated Articles of Incorporation of the Corporation, with amendments thereto;

         6.   The Bylaws of the Corporation, as amended to date;

         7. The Consent in lieu of Special Meeting of the Sole Director of the Board of Directors of the Corporation adopted by the sole director of the Corporation on April 23, 1997, relating to, among other things, the issuance of certain of the Shares and arrangements in connection therewith.

         8. The Minutes of a Meeting of the Board of Directors of the Corporation held on October 30, 1997, relating to, among other things, the issuance of certain of the Shares and arrangements in connection therewith.

         9. Resolutions of the Board of Directors of the Corporation adopted by unanimous written consent on February 26, 1999, relating to, among other things, the issuance of certain of the Shares and arrangements in connection therewith.
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         In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to me, and the conformity with the original documents of all documents submitted to me as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the Florida Business Corporation Act. I express no opinion herein as to any other laws, statutes, regulations, or ordinances.

         Based upon, subject to and limited by the foregoing, I am of the opinion that the Shares have been validly issued and are fully paid and nonassessable under the Florida Business Corporation Act.

         I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without my prior written consent.

         I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.


                                   Very truly yours,

                                   /s/ Frank A. Zomerfeld

                                   Frank A. Zomerfeld, Esq.